UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 17, 2004

ShopKo Stores, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	1-10876	41-0985054

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

700 Pilgrim Way, Green Bay, Wisconsin	54304

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	920-429-2211

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURES
Exhibit Index
2005 Execs. & Optometrists Deferred Compensation Plan
2005 Directors Deferred Compensation Plan

Item 1.01. Entry into a Material Definitive Agreement.

On November 17, 2004, the Board of Directors of ShopKo Stores, Inc. (the “Company”) adopted the ShopKo Stores, Inc. 2005 Executives and Optometrists Deferred Compensation Plan (the “Employee Plan”) and the ShopKo Stores, Inc. 2005 Directors Deferred Compensation Plan (the “Director Plan”) (collectively, the “Plans”). Beginning January 1, 2005, the Plans allow eligible Company employees and non-employee directors, as applicable, to elect to make pre-tax deferrals of cash compensation and accumulate tax-deferred earnings. The Plans are intended to replace the Company’s existing deferred compensation plans with respect to money deferred after December 31, 2004 and include a number of technical changes to comply with new deferred compensation requirements of the American Jobs Creation Act of 2004. The Company’s existing deferred compensation plans will continue to operate in accordance with their terms with respect to amounts deferred prior to January 1, 2005.

The Employee Plan allows eligible employees to defer specified percentages of their cash compensation derived from base salary or bonus awards and the Director Plan allows non-employee directors serving on the Company’s Board of Directors to defer the cash portion of their annual retainers and other fees. The plan year is the calendar year and any election deferrals must be made prior to the start of the year in which the compensation to be deferred will be earned. Participants may choose among a fixed rate or several bond or equity based funds chosen by the plan administrator; deferred amounts are then accounted for as if invested in such funds.

Deferred compensation is payable upon termination of employment or service on the Board of Directors, as the case may be, or upon such other dates that may be elected by a participant in accordance with the terms of the Plans. Amounts deferred will be payable in a lump sum or annual installments over 3, 5, 10 or 15 years as elected by the participant in accordance with the Plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ShopKo Stores, Inc.

November 23, 2004	By:	Peter G. Vandenhouten

Name: Peter G. Vandenhouten
Title: Assistant General Counsel/Secretary

Exhibit Index

Exhibit No.	Description
10.1	ShopKo Stores, Inc. 2005 Executives and Optometrists Deferred Compensation Plan

10.2	ShopKo Stores, Inc. 2005 Directors Deferred Compensation Plan